Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: The Goldman Sachs Group, Inc. (ticker: “GS”) Pricing date: June 16 , 2020 Valuation dates: Quarterly Maturity date: June 21 , 2021 Contingent coupon: At least 13.00 % per annum * , paid quarterly only if the closing value is greater than or equal to the coupon barrier on the related valuation date. You are not assured of receiving any contingent coupon. Coupon barrier: 70% of the initial underlying value Final barrier: 70% of the initial underlying value Equity ratio: The stated principal amount divided by the initial underlying value Automatic early redemption: If on any autocall date the closing value of the underlying is above the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon Autocall dates: Quarterly on valuation dates beginning after three months CUSIP / ISIN: 17324XL73 / US17324XL731 Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the final valuation date Underlying return: On any valuation date, (current closing value - initial underlying value) / initial underlying value Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the final barrier : $1,000 • If the final underlying value is less than the final barrier: a fixed number of underlying shares on the final valuation date equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value) If the securities are not automatically redeemed prior to maturity and the final underlying value on the final valuation date is less than the final barrier, you will receive underlying shares (or, in our sole discretion, cash) expected to be worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated June 15, 2020 * The actual contingent coupon rate will be determined on the pricing date. ** The hypotheticals assume that contingent coupon will be set at the lowest value indicated in this offering summary. *** A ssumes the securities have not been previously redeemed on any interim valuation date Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 1 Year Autocallable Contingent Coupon Securities Linked to GS Hypothetical Interim Payment per Security** Hypothetical Underlying Return on Final Valuation Date Hypothetical Payment at Maturity or Cash Value of Underlying Shares Received at Maturity 100.00% $1,000.00 75.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 0.00% $1,000.00 - 25.00% $1,000.00 - 30.00% $1,000.00 - 30.10% $699.00 - 75.00% $250.00 - 100.00% $0.00 Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Underlying Return on Interim Valuation Date Hypothetical Payment for Interim Valuation Date Hypothetical Redemption*** 100.00% $1,032.50 Redeemed 50.00% $1,032.50 Redeemed 25.00% $1,032.50 Redeemed 0.00% $1,032.50 Redeemed - 10.00% $32.50 Securities not redeemed - 25.00% $32.50 Securities not redeemed - 30.00% $32.50 Securities not redeemed - 30.10% $0.00 Securities not redeemed - 75.00% $0.00 Securities not redeemed - 100.00% $0.00 Securities not redeemed Hypothetical Payment at Maturity per Security**

Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value on the final valuation date. If the final underlying value on the final valuation date is less than the final barrier, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares on the final valuation date (or, in our sole discretion, cash based on the final underlying value) expected to be worth significantly less than the stated principal amount, and possibly nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • You will not receive any contingent coupon following any valuation date on which the closing value on that valuation date is less than the coupon barrier. • The return on the securities depends solely on the performance of the underlying . As a result, t he securities are subject to the risks of the underlying and will be negatively affected if the underlying performs poorly. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the underlying performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing values of the underlying on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.